DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – NASDAQ)

DNB Financial Corporation
Announces Third Quarter 2009 Earnings

(October 23, 2009 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest independent bank in Chester County, reported net income for the three-month period ended September 30, 2009 of $634,000 compared to net income of $199,000 for the same period in 2008.  Earnings per common share for the third quarter of 2009 were $0.18 on a diluted basis compared to $0.08 for the same period in 2008.

Net loans at September 30, 2009 grew $14.2 million or 4.21% compared to December 31, 2008, with most of this growth coming in the third quarter. Non–interest expense for the three months ended September 30, 2009 declined 3.37% or $136,000 compared to the same period in 2008. The composite cost of funds for the third quarter was 1.87% compared to 2.45% for the same period in 2008. Deposits rose by $95.5 million, to $504.0 million at September 30, 2009 compared to $408.5 million at December 31, 2008. Stockholder’s equity increased $12.7 million, to $42.8 million at September 30, 2009 compared to $30.1 million at December 31, 2008 and increased $1.9 million when compared to June 30, 2009.

William S. Latoff, Chairman and CEO said, “For some time, our emphasis has been on reducing non-interest expenses and our cost of funds, while making investments in key infrastructure improvements and staffing. We also concentrated on building franchise value and positioning our balance sheet to increase core earnings as the economy improves. This quarter shows our efforts are starting to pay off. We’ve seen a definite increase in business activity, which has translated into net loan growth and a significant growth in deposits while keeping our cost of funds low. The net result was a strong increase in earnings for the quarter compared to the same period last year, with an asset growth of 20.22% compared to December 31, 2008.”

Core deposits, consisting of demand, money market, NOW and savings accounts, increased $47.6 million in total or 17.84% compared to December 31, 2008 and $7.4 million or 2.41% when compared to June 30, 2009. Management continued to actively manage deposits during the quarter to control DNB’s cost of funds. DNB’s composite cost of funds for the third quarter of 2009 dropped 8 basis points to 1.87% compared to 1.95% for the three months ended June 30, 2009, and

27 basis points compared to 2.14% for the three months ended March 31, 2009. Time deposits increased $47.9 million compared to December 31, 2008 and $45.8 million when compared to June 30, 2009.

Total assets increased $107.9 million or 20.22% to $641.3 million, when compared to December 31, 2008, and $31.5 million, or 5.17% compared to June 30, 2009. Net loan and lease balances at September 30, 2009 were up $17.5 million or 5.25% compared to June 30, 2009 and $14.2 million, or 4.21% compared to December 31, 2008. The investment portfolio increased $31.5 million or 15.65% compared to June 30, 2009, and $108.7 million or 87.56% compared to December 31, 2008. Management’s investment strategy for DNB’s excess liquidity has been to seek investments with shorter durations offering good cash flows and minimal extension risk.  This will ensure adequate funding for future loan growth.

William H. Hieb, President and COO, said, “The hiring of  an experienced commercial lending team announced during the quarter, combined with the increased business activity we are experiencing, gives us good reason to be optimistic about future loan growth. The new lending team provides DNB First with additional resources to pursue a significant growth opportunity in light of the weakened financial condition of other banks in the region. It is therefore paramount we maintain a strong liquidity position in order to fund future growth.”

Capital remained strong at the end of the third quarter of 2009, as DNB’s tier 1 leverage ratio stood at 8.30% and its total risk-based capital ratio stood at 14.24%, well above the minimum levels of 5.00% and 10.00% respectively to be deemed “well capitalized” for regulatory purposes.

Net interest income for the third quarter of 2009 of $4.0 million, was flat compared to the same period in 2008. Interest expense was $2.8 million, down $433,000 or 13.51%, while interest income was $6.7 million, down $469,000 or 6.52%. The reduction in interest expense was due to lower rates on interest-bearing deposits and borrowings, offset in part by higher average balances. The decline in interest income was due to lower yields on earning assets as a result of declines in market interest rates on investment securities and loans, offset in part by higher average balances. The average yield on earning assets for the three months ended September 30, 2009 was 4.39%, compared to 5.37% for the same period in 2008. The average balance of earning assets was $610.8 million, an increase of $77.0 million or 14.43% over the same period in 2008. Average loan and lease balances increased 4.00% or $13.2 million compared to the third quarter of 2008.

Non-interest income for the third quarter of 2009 was up $157,000 or 17.39% compared to the same period in 2008 primarily due to an increase in gains on the sale of securities of $246,000, offset in part by lower service charges on deposits and lower fees from the sale of annuities and mutual funds.

In light of today’s weakened economy, DNB is committed to continuing to practice sound financial management. William S. Latoff, Chairman and CEO, said, “Our profitability and financial strength will enable us to continue to reserve for additional loan growth as economic activity increases and for borrowers who have been negatively impacted  by the residual effects of the recession.”

At September 30, 2009, the allowance for credit losses increased $572,000 or 12.47%, when compared to December 31, 2008 and $238,000 or 4.84% as compared to June 30, 2009. The allowance as a percentage of loans and leases outstanding was 1.47%. A $300,000 third quarter provision for credit losses was taken as overall loans increased $17.5 million compared to June 30,

2009 and non-performing loans increased $1.0 million. Overall non-performing loans as a percentage of loans and leases outstanding increased to 2.63% at September 30, compared to 2.46% at June 30, 2009.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with thirteen offices in Chester and Delaware Counties. In addition to a broad array of consumer and business banking products, DNB offers brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on NASDAQ under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
EARNINGS:
Interest income	$6,725	$7,194	$19,189	$21,349
Interest expense	2,772	3,205	8,015	9,962
Net interest income	3,953	3,989	11,174	11,387
Provision for credit losses	300	727	700	1,241
Non-interest income	1,060	903	3,202	3,489
Non-interest expense	3,895	4,031	12,379	12,456
Income before income taxes	818	134	1,297	1,179
Income tax expense (benefit)	184	(65)	222	140
Net income	634	199	1,075	1,039
Preferred Stock Dividends	154	0	412	0
Net income available to common shareholders	480	199	663	1,039
Net income per common share, diluted	$0.18	$0.08	$0.25	$0.40

PERFORMANCE RATIOS:
Interest rate spread	2.52%	2.93%	2.60%	2.90%
Net interest margin	2.58%	2.99%	2.67%	2.98%
Return on average equity	6.03%	2.58%	3.56%	4.27%
Return on average assets	0.40%	0.14%	0.24%	0.26%

	September 30	December 31
	2009	2008
FINANCIAL POSITION:
Securities	$232,806	$124,126
Loan and leases	350,626	336,454
Allowance for credit losses	5,158	4,586
Total assets	641,321	533,447
Deposits	503,956	408,470
Borrowings	90,365	90,123
Stockholders' equity	42,754	30,058

EQUITY RATIOS:
Tier 1 leverage ratio	8.30%	7.46%
Risk-based capital ratio	14.24%	12.02%
Book value per common share	$11.87	$11.53